Exhibit 99.1

National & Retail Trades and First Call

For release: March 6, 2008 at 8:30 AM (EST)

KOHL'S CORPORATION REPORTS FEBRUARY COMPARABLE STORE SALES

MENOMONEE FALLS, WI, -- (Business Wire) – March 6, 2008 -- Kohl’s Corporation (NYSE: KSS) reported today that sales for the four-week period ended March 1, 2008 increased 4.6 percent over the four-week period ended March 3, 2007. On a comparable store basis, sales decreased 3.8 percent.

	Sales Summary
	($ in millions)
	Fiscal Period Ended		% Change This Year
	March 1,	March 3,	All	Comp
	2008	2007	Stores	Stores

February	$ 971.6	$ 929.3	4.6%	-3.8%

On March 1, 2008, the Company operated 929 stores in 47 states, compared to 817 in 45 states at the same time last year.

On March 13th, the Company will celebrate the grand opening of fourteen new stores. In April, the Company plans to open an additional fourteen stores.  The balance of its planned 70-75 stores for 2008 are expected to open in the third fiscal quarter, including its initial entry into the Miami-Ft. Lauderdale market.

Comments regarding the Company’s sales results will be provided in a pre-recorded telephone message, which will be available for 36 hours, from 8:30 AM EST on Thursday, March 6 until 8:30 PM EST on Friday, March 7.  The toll-free dial-in number for the replay is (888) 360-2596 (no pass code required).

Bank of America 2008 Consumer Conference

Larry Montgomery, Kohl’s chairman and chief executive officer, will present at the Bank of America 2008 Consumer Conference at 8 AM on March 12th at the New York Palace.   You may view the live audio-webcast of the presentation by going to www.kohls.com ("investor relations"/"calendar of events") and clicking on the following link:  http://www.veracast.com/webcasts/bas/consumer08/id38201178.cfm. The webcast replay will be available one hour after the conclusion of the live event, and continue though March 28, 2008.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Kohl's intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements.  Such statements are subject to certain risks and uncertainties, which could cause Kohl's actual results to differ materially from those anticipated by the forward-looking statements.  These risks and uncertainties include, but are not limited to those described in Item 1A in Kohl’s Annual Report on Form 10-K, which is expressly incorporated herein by reference, and other factors as may periodically be described in Kohl's filings with the SEC.

About Kohl’s

Based in Menomonee Falls, Wis., Kohl’s (NYSE: KSS) is a family-focused, value-oriented specialty department store offering moderately priced, exclusive and national brand apparel, shoes, accessories, beauty and home products in an exciting shopping environment. A company committed to the communities it serves, Kohl’s operates 929 stores in 47 states and has raised more than $85 million for children’s initiatives nationwide through its Kohl’s Cares for Kids® philanthropic program.  For a list of store locations and information, or for the added convenience of shopping online, visit www.kohls.com.

Investor Relations:  Wes McDonald, Chief Financial Officer, (262) 703-1893

Media:  Vicki Shamion, Vice President – Public Relations, (262) 703-1464